PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

                           HALTER POPE USX CHINA FUND

         WHEREAS, the Pope Family of Funds, a statutory business trust organized and existing under the laws of the state of Delaware (the "Trust"), engages in business as an open end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest (the "Shares"), in separate series representing the interests in separate funds of securities and other assets; and

         WHEREAS, the Trust offers a series of such Shares representing interests in the Halter Pope USX China Fund (the "Fund") of the Trust; and

         WHEREAS, the Trust desires to adopt a Plan of Distribution ("Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the Fund; and

         WHEREAS, the Trustees of the Trust as a whole, including the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Non Interested Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Fund and its shareholders, have approved this Plan by votes cast at a meeting held in person and called for the purpose of voting hereon and on any agreements related hereto; and

         NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b 1 under the 1940 Act, with respect to the Fund, on the following terms and conditions:

         1. Distribution and Servicing Activities. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities primarily intended to result in the sale of shares of the Fund, which activities may include, but are not limited to, the following: (a) payments to the Trust's Distributor and to securities dealers and others in respect of the sale of shares of the Fund; (b) payment of compensation to and expenses of personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of shares of the Fund or who render shareholder support services not otherwise provided by the Trust's transfer agent, administrator, or custodian, including but not limited to, answering inquiries regarding the Trust, processing shareholder transactions, providing personal services and/or the maintenance of shareholder accounts, providing other shareholder liaison services, responding to shareholder inquiries, providing information on shareholder investments in the shares of the Fund, and providing such other shareholder services as the Trust may reasonably request; (c) formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (d) preparation, printing and distribution of sales literature; (e) preparation, printing and distribution of prospectuses and statements of additional information and reports of the Trust for recipients other than existing shareholders of the Trust; (f) holding seminars and sales meetings designed to promote the distribution of shares; (g) obtaining information and providing explanations to wholesale and retail distributors regarding Fund investment objectives and policies and other information about the Fund, including the performance of the Fund; (h) training sales personnel regarding the shares of the Fund; and (i) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable. The Trust is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of shares of the Fund, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

         2. Maximum Expenditures. The expenditures to be made pursuant to
Section 1 and the basis upon which payment of such expenditures will be made shall be determined by the Trustees of the Trust, but in no event may such expenditures exceed in any fiscal year an amount calculated at the rate of .75% of the average daily net asset value of the Fund. Such payments for distribution activities may be made directly by the Fund or the Trust's investment adviser or principal underwriter may incur such expenses and obtain reimbursement from the Fund.

         3. Maintenance Fee. In addition to the payments of compensation provided for in Section 2 and in order to further enhance the distribution of shares of the Fund, the Trust may pay the Trust's principal underwriter a maintenance fee, accrued daily and paid monthly, in an amount equal to an annual rate of .25% of the daily net assets of the Fund. When requested by and at the direction of the Trust's principal underwriter, the Trust shall pay a maintenance fee to dealers based on the amount of Fund shares sold by such dealers and remaining outstanding for specified periods of time, if any, determined by the Trust's principal underwriter, in amounts up to .25% per annum of the average daily net assets of the Fund. Any maintenance fees paid to dealers shall reduce the maintenance fees otherwise permitted to be paid under this Section 3 to the Trust's principal underwriter.

         4. Term and Termination. (a) This Plan shall become effective for the Fund on the date that the Fund commences operations. Unless terminated as herein provided, this Plan shall continue in effect for one year from the effective date of the Plan for the Fund and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Trustees of the Trust and (ii) the Non Interested Trustees, cast at a meeting called for the purpose of voting on such approval.

         (b) This Plan may be terminated at any time with respect to the Fund by a vote of a majority of the Non Interested Trustees or by a vote of a majority of the outstanding voting securities of the Fund as defined in the 1940 Act.

         5. Amendments. This Plan may not be amended to increase materially the maximum expenditures permitted by Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Fund as defined in the 1940 Act with respect to which a material increase in the amount of expenditures is proposed, and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 4(a) hereof.

         6. Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of the Non-Interested Trustees of the Trust shall be committed to the discretion of such Non-Interested Trustees.

         7. Quarterly Reports. The Trust's Distributor or Treasurer shall provide to the Trustees of the Trust and the Trustees shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

         8. Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan. Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.

         9. Limitation of Liability. Any obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers or shareholders of the Trust personally, but shall bind only the assets and property of the Trust. The term "Pope Family of Funds" means and refers to the Trustees from time to time serving under the Trust's Agreement and Declaration of Trust as filed with the Securities and Exchange Commission. The execution of this Plan has been authorized by the Trustees, acting as such and not individually, and such authorization by such Trustees shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Trust's Declaration of Trust.

         This Plan is effective on the date the Fund commenced operations set forth below:

         April 28, 2005
         --------------